EXHIBIT 99.1
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                             U. S. GOLD CORPORATION

                             N E W S  R E L E A S E

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724

                    U.S. GOLD CORPORATION UPDATES ACITVITIES

Denver, CO.-March 9, 2004 - U.S. Gold Corporation (OTC BB: USGL; Berlin
Exchange: US 8) reported today updates on activities related to its 45% joint venture interest in the Tonkin Springs mine in Eureka County, Nevada, and exploration activity at the El Aguila property carried out by its 40% owned subsidiary, Gold Resource Corporation, in the state of Oaxaca, Mexico. U.S. Gold Corporation is possibly one of only a few companies with one mine scheduled for gold production in 2004 and another property being evaluated for possible gold production in 2005.

At the Tonkin Springs project, BacTech Mining (TSX-V: BM), 55% owner and manager of the venture, is anticipated to file within the next 10 days permit amendments necessary to recommence gold production. BacTech is providing $12 million of development funding under an agreement effective July 31, 2003. BacTech has stated they anticipate gold production to commence in 2004 with initial gold production coming from heap leach processing of oxide gold mineralization to be augmented by processing of sulfide gold mineralization utilizing BacTech's proprietary bio-oxidation technology. BacTech has previously stated they anticipate annual production levels at Tonkin Springs of approximately 100,000 ounces gold at full rates with the Company's share approximately 45,000 ounces. The Company expects to be re-rated as a gold producer as this gold production comes on-line later this year. Tonkin Springs currently has established a 1.4 million ounce gold resource, located primarily in a small part of the southern portion of the property.

The Tonkin Springs project encompasses approximately 36 square miles and includes 12 miles of strike length on the prolific Cortez gold trend. A new area of gold mineralization was discovered in 2001 in the northern portion of the property designated the Twin Peaks discovery. While additional drilling is required, the Twin Peaks discovery is exciting and bodes well for future exploration, especially since the Twin Peaks discovery is located only about 5.5 miles southeast from Placer Dome's recent ET Blue discovery and on trend with their significant Cortez Hills discovery. Placer Dome (NYSE: PDG) is U.S. Gold's 5th largest shareholder owning approximately 5% of the Company.

Gold Resource Corporation, a private Colorado corporation, is continuing exploration of its El Aguila property in the state of Oaxaca, Mexico, that is subject to an earn-in agreement with Canyon Resources Corporation (AMEX: CAU). Two rounds of exploration drilling at the property have demonstrated continuity of high-grade gold mineralization in a shallow, sub-horizontal silica "manto" that had previously shown high-grade values from sampling on the surface and from shallow underground workings. The drilling has shown continuity of the manto with 25 high-grade intercepts above 3 g/tonne gold (0.09 oz/ton) having a weighted average of approximately 9.5 g/tonne gold (0.28 oz/ton) and 90 g/tonne silver (2.6 oz/ton) over an average 5.3 meter thickness (17.5 feet).

"Recent access last week to the old underground workings that had previously been developed below the drilled manto look very positive for potentially increasing additional areas for high-grade mineralization," said William W. Reid, president of Gold Resource and U.S. Gold. Work is now underway to survey, geologically map and sample these new, exciting areas. A scoping study by Lyntek Inc., a Denver engineering firm, will be completed soon and is intended to define the operating and capital costs for a 750 tonne/day mining and milling operation so a determination can be made at what minimum resource level a production decision can be made with the target of establishing gold production at the earliest possible time. Canyon can earn a 50% interest in the El Aguila property by funding $3.5 million in exploration and development expenditures.


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The United States Private Securities Litigation Reform Act of 1995 provides a
"safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this press release are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could very significantly.